EXECUTION VERSION

Service Agreement
Carnival plc, trading as Carnival UK

and

Lars Ljoen
Dated: September 30, 2025

DATED: September 30, 2025
PARTIES
(1)    Carnival plc, trading as Carnival UK, Company No. 04039524 of Carnival House, 100 Harbour Parade, Southampton, SO15 1ST (the Company); and
(2)    Lars Ljoen of [address] (the Executive).
IT IS AGREED as follows:
OPERATIVE TERMS
Definitions and interpretation
1.1    In this Agreement the words below have the meanings next to them unless the context requires otherwise:

Capacity	as agent, consultant, director, employee, owner, partner, shareholder or any other capacity.
Companies Act 2006	the Companies Act 2006 including any statutory modification or re-enactment thereof.
Confidential Information	Know-How or information of a confidential nature (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) to which the Executive has previously been privy and including but not limited to any business secrets of the Company or Group Company, any information in respect of which the Company or Group Company is bound by an obligation of confidence to any third party, strategies and plans of the Company or Group Company information and details of and concerning the engagement, employment and termination of employment of any employee or officer of, or provider of services to, the Company or Group Company, information and details of and concerning the engagement, service and termination of engagement and services of the Executive under this Agreement, pricing and other strategies of the Company or Group Company, details of suppliers and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), commercial information, any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, information relating to research activities, trade secrets, inventions, secret processes, designs, formulae and product lines, any information which the Executive is aware is or should reasonably be aware is or has been told is confidential and any information that has been given to the Company or any Group Company in confidence by customers, suppliers or other persons.
Employment	the Executive's employment under this Agreement.
Employment Inventions	any invention which is made wholly or partially by the Executive at any time during the course of his employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).
Employment IPRs	Intellectual Property Rights created by the Executive in the course of his employment with the Company (whether or not during working hours or using Company premises or resources).

FCA	the Financial Conduct Authority.
Garden Leave	any period during which the Company has exercised its rights under clause 21.
Group	the Company and each and every Group Company.
Group Company	in relation to a company:
(i) that company and any Subsidiary of that company;
(ii) the ultimate Holding Company of that company; and every other company which is a Subsidiary of the same ultimate Holding Company; and
(iii) Carnival Corporation and every other company which is a direct or indirect Subsidiary of Carnival Corporation;
in each case from time to time.
has the definition given to the term in section 1159 of the Companies Act 2006.
HMRC	His Majesty's Revenue and Customs.
Intellectual Property Rights	patents, rights to inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in Confidential Information (including Know-How and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
Invention	any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.
Know-How	the secret and substantial body of information relating to the systems of work, technical infrastructure and process of the Company or Group Company which is important for the whole or a significant part of the business of the Company or Group Company and in respect of which secret means that the package as a body or in its precise configuration and assembly of its components is not in the public domain.
Restricted Area	Worldwide
Restricted Business	those parts of the business of the Company and any Group Company with which the Executive was involved to a material extent in the 12 months prior to the Termination Date.
Restricted Customer	any firm, company or person who, during the 12 months prior to the Termination Date, was a customer of or in the habit of dealing with the Company or any Group Company with whom the Executive had contact in the course of his employment.
Restricted Person	anyone employed by the Company or any Group Company at the level of Manager or above and who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Executive dealt in the 12 months prior to the Termination Date in the course of his employment.
Road Traffic Acts	the Road Traffic Act 1988 and the Road Traffic Offenders Act 1988 as amended from time to time.

Subsidiary	in relation to a company has the meaning given to such term in section 1159 of the Companies Act 2006, and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.
Termination Date	the date of termination of the Employment.
UK Listing Authority	the FCA in its capacity as the competent authority for the purposes of part VI of the Financial Services and Markets Act 2000.
Working Time Regulations	the Working Time Regulations 1998 as amended.
1.2    In this Agreement, unless the context requires otherwise:
1.2.1     references to a Clause or Schedule are to a clause of, or a schedule to, this Agreement; references to this Agreement include its schedules; and references in a Schedule to a paragraph are to a paragraph of that Schedule;
1.2.2     references to this Agreement or any other document are to this Agreement or that document as amended from time to time;
1.2.3     the singular includes the plural and vice versa; references to any gender include every gender; and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;
1.2.4     all headings are for convenience, have no legal effect and should be ignored when interpreting this Agreement; 1.2.5 the words other, including and in particular do not limit the generality of any preceding words;
1.2.6     a reference to any provision of any enactment will be construed as a reference to that provision or enactment as amended, re-enacted or extended at the relevant time and includes any subordinate legislation for the time being in force made under it; and
1.2.7     the definitions contained in the Interpretation Act 1978 apply (unless a specific definition has been included or the context otherwise requires) in interpreting words and phrases used in this Agreement.
Appointment
2.1    The Company appoints the Executive, and the Executive agrees to act as, "Chief Maritime Officer" of the Company and of Carnival Corporation, and/or such other role(s) within the Group as the Company considers appropriate, on and subject to the terms and conditions below. The Executive will report to the Chief Executive Officer (the “CEO”) of Carnival Corporation and Carnival plc.
2.2    The Executive shall undertake such external appointments as shall from time to time be considered appropriate to advance the interests of the Group.
Duration of the employment
3.1    The Employment will commence on 17th November 2025 (the "Start Date") and, subject to the remaining terms of this agreement, will continue until terminated by either party giving the other not less than 12 months' notice in writing.
3.2    The Executive's period of continuous employment began on 1st July 2015. The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking that in any way restricts or prohibits him from entering into this Agreement or from performing his duties hereunder.
3.3    The Executive warrants that he is entitled to work in the United Kingdom and will notify the Company immediately if he ceases to be entitled to work in the United Kingdom during the Employment.
3.4    The Executive warrants that he is not subject to any restrictions that prevent him from holding office as a director.

Hours and place of work
4.1    The Executive must work the normal working hours of the business of the Company and such hours (including at weekends and bank and public holidays) as are reasonably necessary for the proper performance of his duties without any additional remuneration.
4.2    The Executive may from time to time need to work in excess of the current "48-hour limit” under the Working Time Regulations. Details are set out in Schedule 1.
4.3    The Executive's principal place of work at the date of this Agreement will be at the Company's offices at Carnival House, 100 Harbour Parade, Southampton, SO15 1ST. However, it is in the nature of the Executive's duties that he will be expected to travel both within the United Kingdom and abroad and stay away as necessary for the proper performance of his duties.
4.4    The Company will be entitled to alter the Executive's principal place of work to any other place within England and Wales, subject to paying a contribution to relocation expenses at the level offered by the Company at the relevant time should the Executive's new place of work be in excess of 50 miles from his current place of work.
4.5    During the Employment the Executive shall not be required to work outside the United Kingdom for any continuous period of more than one month (unless mutually agreed).
Scope of the Employment
5.1    During the Employment the Executive must:
5.1.1     devote the whole of his time, attention and skill during his working hours to the performance of his duties;
5.1.2     abide by his common law, statutory and fiduciary duties to the Company;
5.1.3     faithfully and diligently perform such duties and exercise such powers consistent with them as may from time to time be assigned to or vested in his by the Company and subject to such restrictions as the Company may from time to time impose;
5.1.4     use his best endeavours to promote and protect the interests of the Group and must not do anything that is harmful to those interests;
5.1.5     obey the reasonable and lawful directions of the Company and keep the Company at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company;
5.1.6     comply with all the Company's rules, regulations, policies and procedures from time to time in force;
5.1.7     do such things as are necessary to ensure compliance by himself and the Company or any relevant Group Company with the Combined Code on Corporate Governance of the UK Listing Authority (as amended from time to time);
5.1.8     comply with all requirements, recommendations or regulations as amended from time to time of the UK Listing Authority, the UK Market Abuse Regulation, the U.S. Securities and Exchange Act of 1934, as amended, and the rules promulgated thereunder, and the Carnival Corporation & plc Securities Trading Policy and any other policies or codes adopted from time to time, in each case relating to dealing in the securities of the Company or Carnival Corporation;
5.1.9     report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee of the Company to the People Department immediately on becoming aware of it;
5.1.10     consent to the Company monitoring and recording any use that he makes of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purposes;
5.1.11     comply with any electronic communication systems policy that the Company may issue from time to time;
5.1.12     comply with the Company's anti-corruption and bribery policy and related procedures at all times; and
5.1.13     report any suspicion or knowledge of breach of the Company's anti-corruption and bribery policy or related procedures to the People Department.

5.2     The Executive must if and so long as the Company requires and without entitlement to any further remuneration than is provided for in this Agreement carry out his duties on behalf of any Group Company as if they were duties to be performed by him on behalf of the Company.
5.3    Subject to prior consultation with the Executive, the Company may at its sole discretion transfer this Agreement to any member of the Group at any time.
Remuneration
6.1    The Company will pay to the Executive a basic annual salary at the rate of £500,000 per annum, payable by equal monthly instalments in arrears by direct bank credit transfer on or around the 30th day of each calendar month.
6.2    The Company will review the Executive's salary annually in March. Any change in salary will be entirely at the Company's discretion, specifically at the discretion of the Compensation Committee. There will be no review of salary after notice has been given by either party to terminate the Employment.
6.3    The Executive will be recommended to participate in Carnival's discretionary equity grant program. The level of participation will be recommended at 139.26% of his base salary, with 83.56% of his base salary in performance-vested restricted stock units (PBS) and 55.70% of his base salary in time-vested Restricted Stock Units (TBS). Annual PBS and TBS grant recommendations are based on the Executive's performance and are subject to Carnival Corporation & plc Compensation Committee’s approval. Carnival Corporation & Plc's fiscal year runs from December 01 through November 30. Once approved, each annual PBS and TBS grant is subject to performance and/or vesting requirements and the terms and conditions of the discretionary equity plan document and the associated grant agreement.
6.4    Each Equity Grant is subject to vesting requirements and the terms and conditions of the equity grant plan document and the associated or grant agreement. PBS grants are subject to the Group attaining certain minimum performance goals.
6.5    The Company may change or discontinue any equity award program at any time.
6.6    Equity Grants are not pensionable.
6.7    The Company will reimburse the Executive for personal income tax services up to a maximum of £5,925 annually for the duration of his time in role.
Incentive Scheme
7.1    The Executive is eligible to participate in the Carnival Corporation Brand Management Incentive Plan ('MIP"), subject to the scheme rules. Within this scheme the Executive's annual target incentive is USD 500,000 and this target will remain the same each year during the Employment.
7.3    The MIP scheme is a non-contractual discretionary scheme and accordingly the scheme, including annual targets, may be subject to change or discontinuation at any time without prior notice. Any change to the annual target incentive is at the discretion of the Company. The decision to make a payment through the scheme is entirely at the discretion of the Company and is subject to Carnival Corporation & plc Compensation Committee's approval. Executives must be actively employed and not under notice of termination (whether given by the Company or the Executive) on the date the incentive is paid to be eligible for any potential payout under the scheme.
7.4    Any bonus payment shall be purely discretionary, shall not form part of the Executive's contractual remuneration under this Agreement and shall not be pensionable. If the Company makes a bonus payment to the Executive in respect of a particular financial year of the Company, the Company shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Company.
Car Allowance
8.1    Provided that the Executive holds a current driving license, the Executive shall receive a car allowance for use of the Executive's own car of £1,059 per month, which shall be payable together with and in the same manner as the salary in accordance with clause 6. The car allowance shall not be treated as part of the basic salary for any purpose and shall not be pensionable.
8.2    The Company shall reimburse the Executive in respect of fuel costs for business miles at the Company's business mileage rate.

8.3    The Executive shall immediately inform the Company if he is disqualified from driving and shall cease to be entitled to receive the allowance under clause 8.1 or reimbursement of fuel expenses under clause 8.2.
Expenses
9.1    The Executive's role may involve incurring certain business expenses such as for business travel and accommodation. To enable him to manage such expenses, he will receive a company credit card and an account will be created for him with the card provider. This will involve Carnival UK sharing his personal data with the card provider. The personal data shared about him will be the minimum required which will likely include his employee ID, full name, date of birth, nationality, gender, full address, telephone number and email address. The purpose of this is to enable the card provider to comply with anti-money laundering regulations, issue and administer the operation of the company credit card. Detailed terms and conditions will be provided by the Finance department.
9.2    Subject to the Executive's compliance with the Company's policies on expenses (which can be found on the intranet) and production of VAT receipts or other appropriate evidence of payment, the Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly properly and necessarily incurred by him in the course of his employment.
9.3    Any credit card supplied to the Executive by the Company shall be used only for expenses incurred in the course of his employment.
Deductions
10.1    For the purposes of the Employment Rights Act 1996, sections 13-27, in signing this Agreement the Executive hereby authorises the Company to deduct from his salary, and/or any other sums due to him under this Agreement, any sums due from him to the Company or any Group Company including, without limitation, the Executive's pension contributions (if any), any overpayments, wrongful claims for expenses, loans or advances made to him by the Company or any Group Company.
Holidays
11.1    The Executive will be entitled to 29 days’ paid holiday during each holiday year. Annual leave allowance increases as length of service increases (calculated from the date of continuous employment in clause 3.2) the Executive is also entitled to the usual Public and Bank holidays. Please refer to the Annual Leave Policy on the Company's intranet for further details.
11.2    The Company's holiday year runs from 1st January to 31st December. If the Executive's employment starts or finishes part way through the holiday year, his holiday entitlement during that year shall be calculated on a pro-rata basis rounded up to the nearest half day.
11.3    The Executive may only take his holiday at such times as are mutually agreed in advance with the Company and must normally be taken within the calendar year. Where this is not possible, the equivalent of one working week may be carried forward to 31 March of the subsequent year. Any extension beyond that date requires written authorisation by the Company and will only be granted in exceptional circumstances (see clause 11.4 below), or where business commitments have prevented leave being taken during the previous year.
11.4    Leave may not normally be carried forward beyond 31 March unless the Executive has been prevented from taking it in the relevant holiday year by one of the following: a period of sickness absence or statutory maternity leave, paternity, adoption, parental or shared parental leave. In cases of sickness absence, carry-forward is limited to four weeks' holiday per year less any leave taken during the holiday year that has just ended. Any such carried over holiday which is not taken within eighteen months of the end of the relevant holiday year will be lost without any right to payment in lieu of entitlement.
11.5    Payment will not be made in lieu of accrued but untaken leave, except upon leaving the Company, in which case it shall be calculated as 1/260th of his salary (or the full time equivalent salary if he works part time) for each untaken day of his allowance.
11.6    If the Executive has taken more holiday than his accrued entitlement at the date his employment terminates, the Company shall be entitled to deduct the excess holiday pay from any payments due to him calculated as 1/260th of his salary (or the full time equivalent salary if he works part time) for each excess day.
Sickness benefits

12.1    If the Executive is absent from work for any reason and the absence has not previously been authorised by the Company, the Executive must inform the Company as soon as practicable on the first day of absence.
12.2    The Company will continue to pay the Executive's salary during any period or periods of absence on medical grounds as set out on the Company's intranet. Company Sick Pay is inclusive of any SSP due for the same period.
12.3    The Executive shall if required:
12.3.1     supply the Company with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends and bank or public holidays); and
12.3.2     undergo at the Company's expense a medical examination in accordance with clause 12.7.
12.4    Payment of the Executive's salary pursuant to clause 12.2 will be inclusive of any statutory sick pay to which the Executive may be entitled in accordance with any applicable legislation in force at the time of the absence less any Social Security benefits recoverable by him (whether or not recovered).
12.5    Once entitlement to salary under clause 12.2 lapses, the Executive will have no right to any benefit or emolument from the Company. For the avoidance of doubt, this includes (but is not limited to) any entitlements to TBS, PBS or MIP.
12.6    If the Executive's absence is occasioned by the actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, then all sums paid by the Company in respect of the same period of absence will constitute loans to the Executive, who must:
12.6.1     notify the Company immediately of all the relevant circumstances and of any claim, settlement or judgment made or awarded in connection with it and all the relevant particulars that the Company may reasonably require; and
12.6.2     refund to the Company any amount received by him from any third party, the third party’s insurer and/or his own insurance company in respect of damages for absence from the Employment due to incapacity, the refund to be a first charge on any damages recovered from the third party and/or its insurers whether specifically paid as loss of earnings or not.
12.7 The Company places importance on employees being fit for work and reserves the right to require the Executive to undergo a medical examination at any time (at the Company's expense) by doctor(s) appointed by the Company and the Executive agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor. The Executive will give any necessary consent without delay.
12.8 The Company may terminate the Employment by giving the notice specified in clause 3.1 or under clause 19 even when as a result of such termination, the Executive would or might forfeit any entitlement to benefit from sick pay under clause 12.2.

Pension
13.1    The Executive is eligible to join the Carnival UK Pension Scheme. Personal Contributions will automatically be deducted from pay via salary exchange. The Executive therefore gives up his right to receive part of the cash due to him under his Service Agreement; in return we will pay the Executive's exchanged salary value to the pension provider (the Executive's personal contribution) alongside a payment equal to the value of the company contribution of 6%. The company contribution is a fixed percentage of salary and does not change irrespective of how much the Executive chooses to contribute as a personal contribution. Contributions will be made at this level into the Carnival UK Pension Scheme up to a mutually agreed level to be tax efficient, after which the 6% company contribution will be withheld to a salary supplement (subject to tax and national insurance) until the following tax year.
    The Executive may opt-out of salary exchange if he wishes, subject to the rules of the scheme.

13.2    The Company reserves the right to amend pension benefits at its sole discretion, subject to complying with employer pension duties in accordance with Part 1 of the Pension Act 2008.
13.3    If the Executive is already a member, his pension arrangements remain unchanged, subject to clause 13.2.
Life Assurance
14.1    The Executive shall be entitled to participate in the Company's life assurance scheme which shall pay to the Executive's dependents a sum equal to 2 times the Executive's basic annual salary if the Executive dies during the Employment. Cover is provided up to age 70. Participation is subject to:
14.1.1     the terms of the Company's life assurance scheme, as amended from time to time;
14.1.2     the rules or the insurance policy of the relevant insurance provider, as amended from time to time; and
14.1.3     the Executive satisfying the normal underwriting requirements of the relevant insurance provider of the Company's life assurance scheme and the premium being at a rate which the Company considers reasonable.
Full details of the scheme are available on the Company Intranet.
14.2    If the insurance provider refuses for any reason to provide life assurance benefit to the Executive the Company shall not be liable to provide to the Executive any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.
14.3    The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend its life assurance scheme (including the level of the Executive's cover) at any time on reasonable notice to the Executive.
Private Medical Insurance
15.1    The Executive and the Executive's spouse or civil partner and any children up to the age of 21 years (or 24 years if in full time education) shall be entitled to participate in the Company's private medical insurance scheme subject to:
15.1.1     the Executive having relocated to the United Kingdom and him, his spouse or civil partner and any children up to the age of 21 years (or 24 years if in full time education) becoming and remaining ordinarily resident in the United Kingdom;
15.1.2     the terms of the Company's private medical scheme, as amended from time to time;
15.1.3     the rules or the insurance policy of the relevant insurance provider, as amended from time to time; and
15.1.4     the Executive and his spouse or civil partner and any children up to the age of 21 years (or 24 years if in full time education) satisfying the normal underwriting requirements of the relevant insurance provider of the Company's private medical scheme and the premium being at a rate which the Company considers reasonable.
Full details of the scheme are available on the Company Intranet.
15.2    If the insurance provider refuses for any reason to provide private medical insurance benefit to the Executive or his spouse or civil partner or any children up to the age of 21 (or 24 if in full time education) the Company shall not be liable to provide to the Executive any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.
15.3    The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend its private medical scheme (including the level of the Executive's cover) at any time on reasonable notice to the Executive.
15.4    This benefit is classed as a taxable benefit and the Executive will be required to bear the additional taxation costs in full.
Restrictions on other activities by the Executive
16.1     During the Employment the Executive must not:
16.1.1     be directly or indirectly employed, engaged, concerned or interested in any other business or undertaking (whether or not for reward); or

16.1.2     engage in any activity that the Company reasonably considers may be, or become, harmful to the interests of the Company or any Group Company or which might reasonably be considered to interfere with the performance of the Executive's duties under this Agreement.
16.2     Clause 16.1 will not apply:
16.2.1     to the Executive holding (directly or through nominees) an investment by way of shares or other securities of not more than 5 per cent of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company or any Group Company; or
16.2.2     to any act undertaken by the Executive with the prior written consent of the Company.
16.3     The Executive must comply with:
16.3.1     every rule of law;
16.3.2     all codes of conduct from time to time adopted by the Company; and
16.3.3     every regulation of the Company for the time being in force;
in relation to dealings in shares or other securities of the Company or any Group Company.
16.4     The Executive agrees to disclose to the Company any matters relating to his spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Company be considered to interfere, conflict or compete with the proper performance of the Executive's obligations under this agreement.
16.5     Subject to any regulations from time to time issued by the Company which may apply to the Executive, he will not receive or obtain and retain for his personal benefit, directly or indirectly, any discount, rebate, commission, or other inducement in respect of any sale or purchase of any goods or services effected or other business transacted (whether or not by him) by or on behalf of the Company or any Group Company and if he (or any firm or company in which he is directly or indirectly engaged, concerned or interested) does obtain any such discount, rebate, commission or inducement, he must account to the Company for the amount received by him or the amount received by such firm or company.
Confidential information and company documents
17.1     Save as required by law the Executive must not, either during the Employment (except in the proper performance of his duties or pursuant to the Public Interest Disclosure Act 1998) or at any time (without limit) after the Termination Date:
17.1.1     divulge or communicate to any person, company, business entity or other organisation; or
17.1.2     use for his own purposes or for any purposes other than those of the Company or any Group Company; or
17.1.3     through any failure to exercise due care and diligence, cause any unauthorised disclosure of;
any trade secrets or Confidential Information relating to the Company or any Group Company but so that these restrictions will cease to apply to any information which becomes available to the public generally otherwise than through the default of the Executive.
17.2     All books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other disks, memory and tapes (including magnetic or optical disks), data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):
17.2.1     will be and remain the property of the Company or the relevant Group Company; and
17.2.2     will be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment for whatever reason.

17.3     The undertakings and covenants in this clause 17 will be directly enforceable by the Company or any Group Company enjoying the benefit thereof and the Company may also enforce the same for the benefit of any Group Company as well as for its own benefit.
17.4     The Executive also agrees to use his best endeavours to prevent the publication or disclosure of any Confidential Information.
17.5    Save as required by law (including in accordance with the Public Interest Disclosure Act 1998) the Executive must not, either during the Employment or at any time (without limit) after the Termination Date, make any intentionally false, reckless or maliciously untrue or disparaging remarks, comments, or statements, orally or in writing, about the Company or any Group Company (including its officers, employees or workers) or any products or services offered by the Company or any Group Company, or knowingly engage in any other conduct or make any other knowingly false statement, comment, or remark that is likely to impair the goodwill or reputation of the Company or any Group Company (including its officers, employees or workers) to any person or entity (including, but not limited to, any current or former employees, customers, contractors or vendors of the Company or any Group Company); to the print, broadcast or internet media; or any internet site, social networking site (such as LinkedIn, Instagram, or X (formerly known as Twitter), blog, message board or chat room.
Intellectual Property
18.1    The Executive acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Executive holds them on trust for the Company and/ or any Group Company.
18.2    The Executive acknowledges that, because of the nature of his duties and the particular responsibilities arising from the nature of his duties, he has, and shall have at all times while he is employed by the Company, a special obligation to further the interests of the Company and/ or any Group Company.
18.3    To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 18.1, the Executive agrees, immediately upon creation of such rights and inventions, to offer to the Company in writing a right of first refusal to acquire them on arm's length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to an arbitrator who shall be appointed by the President of the Law Society. The arbitrator's decisions shall be final and binding on the parties, and the costs of arbitration shall be borne equally by the parties. The Executive agrees that the provisions of this clause 18 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 18.3 until such time as the Company has agreed in writing that the Executive may offer them for sale to a third party.
18.4    The Executive agrees:
18.4.1     to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of the Company or any Group Company promptly on their creation;
18.4.2     at the Company's request and in any event on the termination of his employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;
18.4.3     not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and
18.4.4     to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Executive.
18.5    The Executive waives all his present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.
18.6    The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to the Executive in respect of his compliance with this clause. This clause is without prejudice to the Executive's rights under the Patents Act 1977.

18.7     The Executive undertakes to use his best endeavours to execute all documents and do all acts both during and after his employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company's request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Executive's reasonable expenses of complying with this clause 18.7.
18.8    The Executive agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.
18.9    The Executive hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the benefit of this clause 18. The Executive acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 18 shall be conclusive evidence that such is the case.
Payment in lieu of Notice
19.1     Notwithstanding clause 3.1, the Company may, in its sole and absolute discretion, terminate the Employment at any time and with immediate effect by notifying the Executive that it is exercising its right under this clause 19 that it will make within 28 days a payment in lieu of notice (Payment in Lieu), or the first instalment of any Payment in Lieu, to the Executive. This Payment in Lieu will be equal to (i) the basic salary (as at the date of termination) which the Executive would have been entitled to receive under this agreement during any notice period referred to at clause 3.1 (or, if notice has already been given, during the remainder of the notice period), and (ii) 50% of the Executive’s annual MIP target (referred to in clause 7.1), less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:
(a)     any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;
(b)     any payment in respect of benefits which the Executive would have been entitled to receive during the period for which the Payment in Lieu is made; and
(c)     any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.
19.2    The Company may pay any sums under this clause 19 in equal monthly instalments until the date on which the notice period in clause 3.1 would have expired if notice had been given.
19.3    The Executive shall have no right to receive a Payment in Lieu unless the Company exercises its discretion in clause 19. Nothing in this clause 19 shall prevent us from terminating the Employment in breach.
19.4    Notwithstanding clause 19, the Executive shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Employment without notice in accordance with clause 20. In that case the Company shall also be entitled to recover from the Executive any Payment in Lieu (or any instalments) already made.
Termination without notice
20.1     Notwithstanding clause 3.1 the Company may terminate the Employment with immediate effect (without notice or Payment in Lieu) if the Executive has:
20.1.1     committed any act of gross misconduct or any serious breach or repeated or continued (after warning) any material breach of his obligations under this Agreement; or
20.1.2     been guilty of any fraud or dishonesty or been guilty of any conduct considered in the reasonable opinion of the Company to be likely to bring himself or the Company or any Group Company into serious disrepute or to be materially adverse to the interests of the Company or any Group Company; or

20.1.3     become bankrupt or had an interim order made against him under the Insolvency Act 1986 or compounded with or made any arrangement with his creditors generally or had a county court administration order made against him under the County Court Act 1984; or
20.1.4     failed to perform his duties to a standard satisfactory to the Company, after having received a written warning from the Company relating to the same or refused or neglected to comply with any reasonable and lawful direction of the Company; or
20.1.5     been guilty of any breach or non-observance of any code of conduct, rule or regulation referred to in clause 16.3 or failed or ceased to be registered (where such registration is, in the opinion of the Company, required for the performance of his duties) by any regulatory body in the United Kingdom or elsewhere; or
20.1.6     been convicted of an offence under any statutory enactment or regulation relating to insider dealing; or
20.1.7     been guilty of a breach of the rules or regulations as amended from time to time of the UK Listing Authority (including the Model Code for transactions in securities by directors of listed companies), the FSA or any regulatory authorities relevant to the Company or any Group Company or any code of practice issued by the Company (as amended from time to time); or
20.1.8     failed or ceased to meet the requirements of any regulatory body whose consent is required to enable him to undertake all or any of his duties under the Employment or been guilty of a serious breach of the rules and regulations of such regulatory body or of any compliance manual of the Company or any Group Company; or
20.1.9     been convicted of any criminal offence (other than under the Road Traffic Acts for which he is not sentenced to any term of imprisonment whether immediate or suspended); or
20.1.10     become of unsound mind or a patient within any statute relating to mental health; or
20.1.11     refused (without reasonable cause) to accept the novation by the Company of this Agreement to, or an offer of employment on terms no less favourable to him than the terms of this Agreement by, a Company which, as a result of a reorganisation, amalgamation or reconstruction of the Company, acquires or agrees to acquire not less than 90% of the issued equity share capital of the Company; or
20.1.12     been guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems; or
20.1.13     accepted or offered a bribe or other secret payment or breached the Company's anticorruption and bribery policy or related procedures.
20.2     The rights of the Company under clause 19.1 are without prejudice to any other rights that it might have at law to terminate the Employment or to accept any breach of this agreement by the Executive as having brought the agreement to an end. Any delay by the Company in exercising its right to terminate shall not constitute a waiver thereof.
20.3     If at any time the Executive is unable to perform his duties properly because of ill health, accident or otherwise for a period or periods totalling at least 6 months in any period of 12 consecutive calendar months then the Company may terminate the Employment by giving him 3 months’ written notice.
Garden Leave
21.1     Following service of notice to terminate the Employment by either party, or if the Executive purports to terminate the Employment in breach of contract, the Company may by written notice place the Executive on Garden Leave for the whole or part of the remainder of the Employment.
21.2    During any period of Garden Leave:
(a)     the Company shall be under no obligation to provide any work to the Executive and may revoke any powers he holds on its or any Group Company’s behalf;
(b)     the Company may require the Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to him, at such location (including his home) as it may decide;

(c)     the Executive shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
(d)     the Executive shall remain an employee of the Company and bound by the terms of this agreement (including any implied duties or good faith and fidelity);
(e)     the Executive shall ensure that his line manager knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);
(f)     the Company may exclude the Executive from any of its or any Group Company’s premises;
(g)     the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of its or any Group Company; and
(h)     The Company may require the Executive not to actively undertake and/or to resign from any external appointments undertaken under clause 2.2.
Obligations on Termination
22.1    Without prejudice to his obligations under clause 17, on termination of the Employment (however arising) or, if earlier, at the start of a period of Garden Leave, the Executive shall:
(a)     resign immediately without compensation from any office in the Company or any Group Company and any external appointments undertaken under clause 2.2;
(b)     subject to clause 22.2, immediately deliver to the Company all materials within the scope of clause 17.2 and all credit cards, and other property of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control;
(c)     irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company's premises; and
(d)     provide a signed statement that he has complied fully with his obligations under this clause 22.1 together with such reasonable evidence of compliance as the Company may request.
22.2    Where the Executive has been placed on Garden Leave, he shall not be required by clause 22.1 to return until the end of the Garden Leave period any property provided to him as a contractual benefit for use during the Employment.
22.3    On termination of the Employment (howsoever arising) the Executive shall continue to make himself available to, and cooperate with, the Company, its advisers and any Group Company (and its advisers) in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. The Executive acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to such process, preparing witness statements and giving evidence in person on behalf of the Company and/ or any Group Company. The Company shall reimburse any reasonable expenses that he incurs as a consequence of complying with his obligations under this clause 22.3, provided that such expenses are approved in advance by the Company.
22.4     On termination of the Employment however arising the Executive shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company or any Group Company in which he may participate.

Restrictive covenants
23.1     In order to protect the Confidential Information, trade secrets and business connections of the Company and each Group Company to which he has access as a result of the Employment, the Executive covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall not:

23.1.1     for 12 months after the Termination Date solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business; or
23.1.2     for 12 months after the Termination Date in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person; or
23.1.3     for 12 months after the Termination Date, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business; or
23.1.4     for 12 months after the Termination Date be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or
23.1.5     in competition with the business of the Company or any Group Company within the Restricted Area be employed or engaged in or perform services in respect of the Restricted Business; or
23.1.6     at any time after the Termination Date, represent himself as connected with the Company or any Group Company in any Capacity.
23.2     None of the restrictions in clause 23.1 shall prevent the Executive from:
23.2.1    holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or
23.2.2    being engaged or concerned in any business concern insofar as the Executive's duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or
23.2.3    being engaged or concerned in any business concern, provided that the Executive's duties or work shall relate solely to services or activities of a kind with which the Executive was not concerned to a material extent in the 12 months prior to the Termination Date.
23.3     The restrictions imposed on the Executive by this clause 23 apply to him acting:
23.3.1     directly or indirectly; and
23.3.2     on his own behalf or on behalf of, or in conjunction with, any firm, company or person.
23.4     The periods for which the restrictions in clause 23.1 apply shall be reduced by any period that the Executive is placed on Garden Leave immediately before termination. in accordance with clause 21.
23.5     If the Executive receives an offer to be involved in a business concern in any Capacity during the Employment, or prior to the expiry of the last of the covenants in this clause 23, the Executive shall give the person making the offer a copy of this clause 23 within 7 days of the offer having been made, notify the Company of the fact of the approach or offer and the identity of the person making the offer as soon as possible, and, if requested, provide a copy of the written offer as soon as possible.
23.6     Each of the restrictions in this clause 23 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.
23.7     The Executive will, at the Company’s request and expense, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 23 (or such restrictions as may be appropriate) in relation to that Group Company.
Grievance procedure
24.1    If the Executive has any grievances relating to his employment these should be reported to the

CEO of Carnival Corporation & Carnival plc. Formal grievances should be made in writing. Further details are set out in the Company's Grievance Procedure, a copy of which is obtainable from the Company intranet. The Grievance Procedure does not form part of the contractual terms and conditions of the Employment. If any grievance relates to the CEO of Carnival Corporation & Carnival plc, it should be raised with the Company’s Chief People Officer.
24.2    If the complaint is about harassment or bullying, the Executive should follow the procedures set out in the Company's Bullying and Harassment Procedure. If the complaint is about possible wrongdoing at work (such as fraud, malpractice or danger to the health and safety of an individual), the Executive should follow the procedure set out in the Company's Speak Up Policy and Procedure. Copies of these procedures are obtainable from the Company Intranet. These procedures do not form part of the contractual terms and conditions of the Employment.
24.3    A record detailing the nature of the grievance raised, the Company's response, any action taken and the reasons for it will be kept on the Executive's personnel file.
Disciplinary and dismissal procedure
25.1     Details of the Company's Disciplinary and Appeals Policies in force from time to time are obtainable from the Company intranet. The Disciplinary and Appeals Policies do not form part of the contractual terms and conditions of the Employment.
25.2     If the Company decides that a disciplinary sanction short of dismissal is appropriate, the Company reserves the right to impose the following as an alternative to dismissal in appropriate cases: demotion; loss of seniority; loss of increment; disciplinary suspension without pay for up to five working days; or disciplinary transfer.
25.3     If the Executive wishes to appeal against a disciplinary sanction or a decision to dismiss him, the Executive should inform the Chief People Officer in writing, within 7 calendar days. The Chief Operating Officer of Carnival Corporation will hear all appeals and their decision is final.
25.4     The Company may suspend the Executive from any or all of his duties whilst it investigates any disciplinary matter involving him and for so long is reasonable while any disciplinary procedure against him is outstanding.
25.5    During any period of suspension, the Executive shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement; he shall remain an employee and bound by the terms of this agreement; he shall ensure that his line manager knows where he will be and how he shall be contacted during each working day; he acknowledges the Company may exclude him from his place of work (or any premises of the Company and/ or any Group Company) and he may be required not to contact or deal with any officer/ employee/ consultant/ client/ customer/ supplier/ agent/ distributor/ shareholder/ adviser or other business contact of the Company or any Group Company.
Data protection
26.1     The Company will collect and process information relating to the Executive in accordance with the privacy notice which is on the Company's intranet or can be obtained by emailing privacy@carnivalukgroup.com.
26.2     The Executive shall comply with the Company's Data Protection Policy and the IT and Social Media policies when handling personal data in the course of his employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company.
26.3     Failure to comply with the Data Protection Policy or the IT and Social Media policies, may be dealt with under the Company's disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.
26.4     By signing this Agreement the Executive explicitly consents to the processing of his personal information in accordance with the privacy notice.

Monitoring
27.1     In signing this Agreement, the Executive expressly agrees to the Company monitoring his performance at work, his conformity with Company rules, standards of conduct and policies in force from time to time and to ensure that he is not using the Company's facilities for any unlawful purposes. Such monitoring may take the form of interception of communications, for example opening and reviewing post addressed to or sent by him (including faxes and correspondence marked private and confidential but addressed to him at his place of work) on a daily basis. The Executive's use of Company facilities such as e-mail, the internet, photocopying and telephones may also be monitored and/or recorded, where applicable, in accordance with lawful business practice from time to time.
27.2     The Company will not monitor or record the content of telephone calls, e-mail messages or internet sites visited unless it is clear that the purposes for which the monitoring or recording specified in clause 27.1 is undertaken cannot be achieved by other methods.
Statement of particulars of employment
28.1     This Agreement is also a statement of particulars pursuant to the Employment Rights Act 1996 as amended.
28.2     The Company is not a party to any collective agreements that affect the Executive's employment.
Notices
29.1     Any notice or other document to be given under this Agreement will be in writing and may be given personally to the Executive or to the Chief People Officer(as the case may be) or may be sent by first class post or other fast postal service in the case of the Company, its registered office for the time being and in the case of the Executive either to his address shown on the face hereof or to his last known place of residence.
29.2     Any such notice will be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.
Former service agreements
30.1     This Agreement will be in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive whether by the Company or any Group Company.
Clawback
31.1     The Executive agrees to be bound by the provisions of any recoupment or clawback policy that the Company or any Group Company may adopt from time to time that by its terms is applicable to the Executive, including the Carnival Corporation & plc Clawback Policy.
Choice of law and submission to jurisdiction
32.1     This Agreement is governed by, and will be construed in accordance with, English law.
32.2     The parties irrevocably submit to the non-exclusive jurisdiction of the English courts which will have jurisdiction to hear and decide any suit, action or proceedings and/or to settle any disputes which may arise out of or in connection with this Agreement.
This document has been executed as a Deed and is delivered and takes effect on the date stated at the beginning of it.

SCHEDULE 1
48 hour opt out
I understand that under regulation 4.1 of the Working Time Regulations I cannot be required to work more than 48 hours a week on average.
Although I understand that I may not be covered by the Working Time Regulations, for the avoidance of doubt I confirm that in the event that I am held to be covered, I agree that regulation 4.1 of the Working Time Regulations shall not apply in my case and that accordingly I have no objection to working in excess of those hours, either from time to time or on a more regular basis if so required, whether my average working week is calculated on a basis of either a 17 week or 52 week reference period or any other reference period.
I understand that I may withdraw my consent at any time but hereby agree to give at least three months prior written notice to the Company.

Signed……/s/ Lars Ljoen……
Dated…September 30, 2025

Executed as a deed by the Company by
Josh Weinstein,
CEO of Carnival Corporation & plc

……/s/ Josh Weinstein………………………………………………………………………………………….

In the presence of:

Signature of witness: ……/s/ Julie Milan………………………………………………………………………

Name of witness: Julie Milan

Occupation: Executive Assistant

Address: 3655 NW 87th Ave, Miami, FL, 33178

Signed as a deed by
Lars Ljoen, the Executive

……/s/ Lars Ljoen…………………………………………………………………………………………………

In the presence of:

Signature of witness: …… /s/ Yiudmila Alfonso ………………………………………………………………

Name of witness: Yiudmila Alfonso

Occupation: Executive Coordination, Maritime Operations

Address: 3655 NW 87th Ave, Miami, FL 33178

END OF DOCUMENT